UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2009

OXYGEN BIOTHERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

2-31909
(Commission File No.)

Delaware	26-2593535
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

2530 Meridian Parkway, Suite 3005, Durham, North Carolina 27713

(Address of principal executive offices)

(714) 427-6363

(Registrant’s telephone number)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities
Item 5.02(d)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 17, 2009, the Board of Directors of Oxygen Biotherapeutics, Inc., adopted a resolution increasing the number of persons comprising the Board of Directors to five, and electing J. Melville Engle as a director to fill the resulting vacancy on the board. No determination has been made with respect to the appointment of Mr. Engle to any committees of the Board. As compensation for his agreement to serve as a director and for such service, Oxygen Biotherapeutics agreed to issue to Mr. Engle an option to purchase 600,000 shares at an exercise price of $0.23 per share that expires March 17, 2012, of which options on 300,000 shares vest March 17, 2009, and the remaining options vest on the earlier of March 17, 2010, and the date Oxygen Biotherapeutics enters into a license agreement for one of its products or technologies (in each case subject to Mr. Engle still serving as a director on such date).

Oxygen Biotherapeutics has also entered into a business consulting agreement with Mr. Engle. Under the terms of the consulting agreement Mr. Engle will consult with us on management and organization matters, financial issues and policies, and other matters related to our business. In consideration for such services, we will pay Mr. Engle at the rate of $200 per hour, with a minimum non-refundable payment of $9,000 per month. In other words, we will pay Mr. Engle for 45 hours of his time per month, whether we use that number of hours or not, and will pay him for any time he spends on our matters in excess of 45 hours in any given month. The consulting agreement can be terminated by either party on not less than 90 days advance written notice.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OXYGEN BIOTHERAPEUTICS, INC.

Date: March 19, 2009	By:	/s/ Chris J. Stern
Chris J. Stern, Chief Executive Officer